                                                                  Exhibit 99(i)


P R E S S    R E L E A S E





AUTOLIV TENDER OFFER CLEARS HSR

(STOCKHOLM, APRIL 6, 2000) - AUTOLIV INC. (NYSE: ALV AND SSE: ALIV) - THE WORLDWIDE LEADER IN AUTOMOTIVE SAFETY SYSTEMS - ANNOUNCED TODAY THAT THE WAITING PERIOD APPLICABLE TO ITS PURCHASE OF THE OUTSTANDING COMMON SHARES OF OEA, INC. UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENT ACT OF 1976 EXPIRED ON APRIL 5, 2000. THE EXPIRATION OF THE WAITING PERIOD SATISFIES ONE OF THE CONDITIONS OF THE AUTOLIV OFFER TO PURCHASE OEA SHARES SCHEDULED TO EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY APRIL 24, 2000. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS.








AUTOLIV INC. DEVELOPS AND MANUFACTURES AUTOMOTIVE SAFETY SYSTEMS FOR ALL MAJOR AUTOMOTIVE MANU-FACTURERS IN THE WORLD. THE COMPANY HAS MORE THAN 60 WHOLLY-OWNED SUBSIDIARIES AND JOINT VENTURES WITH CLOSE TO 23,000 EMPLOYEES IN 29 VEHICLE-PRODUCING COUNTRIES. IN ADDITION, THE COMPANY HAS EIGHT TECHNICAL CENTERS AROUND THE WORLD, INCLUDING 19 TEST TRACKS, MORE THAN ANY OTHER AUTOMOTIVE SAFETY SUPPLIER. SALES IN 1999 AMOUNTED TO US $3.8 BILLION AND NET INCOME US $200 MILLION. THE COMPANY'S SHARES ARE LISTED ON THE NEW YORK STOCK EXCHANGE (NYSE: ALV), ITS SWEDISH DEPOSITARY RECEIPTS ON THE STOCKHOLM STOCK EXCHANGE (SSE: ALIV) AND ITS STOCK OPTIONS ON THE CHICAGO BOARD OPTIONS EXCHANGE (CBOE: ALV.)



INQUIRES:

Lars Westerberg, President & CEO, Autoliv Inc., Tel +46 (8) 58 72 06 20 Tom Hartman, President Autoliv Inflators, Tel. +1 (801) 625-9564
Mats Odman, Dir. Corp. Comm., Tel +46 (8) 587 20 623 or +46 (708) 32 09 33
Barry Murphy, Director Investor Relations, Tel. +1 (248) 475-0409

Autoliv Inc.                                            Autoliv North America, Inc.
Klarabergsviadukten 70, Sec. E                          1320 Pacific Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden           Auburn Hills, MI 48326-1569, USA
Tel +46 (8) 58 72 06 00, Fax +46 (8) 411 70 25          Tel +1 (248) 475-0409, Fax +1 (248) 475-9831
e-mail: mats.odman@autoliv.com                          e-mail: barry.murphy@autolivasp.com
----------------------------------------------------------------------------------------------------